Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 3, 2007, relating to the consolidated financial statements and financial statement schedule of Lowe’s Companies, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended February 2, 2007.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
May 25, 2007